                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-12

Baxter International Inc.
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(Name of Registrant as Specified In Its Charter)

N/A
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Name of Person(s)Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


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    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



    1) Amount Previously Paid:


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    2) Form, Schedule or Registration Statement No.:


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    3) Filing Party:


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    4) Date Filed:


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

Letter to Stockholders


                   Baxter International Inc.     847.948.2000
                   One Baxter Parkway
                   Deerfield, Illinois 60015

[LOGO] Baxter

    March   , 2002

    To our Stockholders:

    The Board of Directors joins me in inviting you to attend the 2002 Annual Meeting of Stockholders. The meeting will be held at the Drury Lane Theatre in Oakbrook Terrace, Illinois, on Tuesday, May 7, 2002. The meeting will begin at 10:30 a.m. Central time. Registration will begin at 9:00 a.m. and refreshments will be provided.

    At the meeting, in addition to covering matters in the proxy statement, I will report on Baxter's business and our achievements during 2001. As I stated in my letter to shareholders in the enclosed Annual Report, I believe that you can be proud, excited and confident to be a shareholder of Baxter. I look forward to discussing our plans for Baxter's future at the Annual Meeting, and I hope to see you there.

    Please note that admittance to the Annual Meeting will be limited to stockholders eligible to vote or their authorized representatives. Please follow the instructions on page 29 of the proxy statement under the heading ''Attending the Annual Meeting'' if you wish to attend. If your shares are held in the name of a broker or bank, you will need to bring proof of ownership, such as your most recent account statement.

    We hope you will be able to attend the meeting.

    Sincerely,

    /s/ Harry M. Jansen Kraemer, Jr.
    HARRY M. JANSEN KRAEMER, JR.
    Chairman of the Board and
    Chief Executive Officer

                                          [GRAPHIC]

                                    Recycled Printed on Recycled Paper

Notice of Annual Meeting

                                        Baxter International Inc.
                                        One Baxter Parkway
                                        Deerfield, Illinois 60015
[LOGO] Baxter

    March  , 2002

    Notice of Annual Meeting of Stockholders

    The 2002 Annual Meeting of Stockholders of Baxter International Inc. will be held at the Drury Lane Theatre in Oakbrook Terrace, Illinois, on Tuesday, May 7, 2002 at 10:30 a.m. Central time, for the following purposes:

    1.  To elect four directors to hold office for three years;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Baxter in 2002;

    3. To approve a proposal to amend Baxter's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock;

    4.  To approve Baxter's Officer Incentive Compensation Plan;

    5. To act on a stockholder proposal relating to cumulative voting in the election of directors; and

    6. To transact any other business which is properly presented at the meeting.

    Stockholders of record at the close of business on March 8, 2002 will be entitled to vote at the meeting. A list of these stockholders will be made available to any stockholder, for any purpose germane to the meeting, at Baxter's Corporate Headquarters located at One Baxter Parkway, Deerfield, Illinois for the 10-day period prior to the meeting.

    Even if you plan to attend the Annual Meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You have the option of voting your shares through the Internet, by telephone or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question ''How do I vote?'' on page 2 of the proxy statement.

    Finally, if you receive more than one of these mailings at the same address, or if you wish to receive future mailings electronically, please follow the instructions on page 29 of the proxy statement under the heading ''Reducing Mailing Expenses.''

    By order of the Board of Directors,
    /s/ Jan Stern Reed
    JAN STERN REED
    Corporate Secretary and
    Associate General Counsel

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[LOGO] Baxter

   Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015,
                                 847.948.2000

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This Proxy Statement and the accompanying proxy card are being mailed,
beginning on or about March   , 2002, to owners of shares of Baxter common
stock in connection with the solicitation of proxies by the Board of Directors for the 2002 Annual Meeting of Stockholders.

                               Table of Contents

Questions and Answers about Voting.........................................................          2

Management Proposals:
   Election of Directors--Proposal 1 on the Proxy Card.....................................          4
   Ratification of Appointment of Independent Accountants--Proposal 2 on the Proxy Card....          4
   Approval of Increase in Authorized Shares of Common Stock--Proposal 3 on the Proxy Card.          5
   Approval of Officer Incentive Compensation Plan--Proposal 4 on the Proxy Card...........          7

Board of Directors:
   Director Biographies....................................................................          9
   Corporate Governance....................................................................         12
   Committees of the Board.................................................................         12
   Compensation of Directors...............................................................         13

Audit Committee Report.....................................................................         15

Compensation Committee Report..............................................................         16

Executive Compensation:
   Summary.................................................................................         19
   Stock Option Grants.....................................................................         21
   Stock Option Exercises..................................................................         22
   Pension Plan, Excess Plans and Supplemental Plans.......................................         22

Ownership of Baxter Stock:
   Stock Ownership of Directors and Officers...............................................         24
   Section 16(a) Beneficial Ownership Reporting Compliance.................................         25

Baxter's Financial Performance.............................................................         26

Minority Stockholder Proposal:
   Cumulative Voting in the Election of Directors--Proposal 5 on the Proxy Card............         27

Other Information:
   Attending the Annual Meeting............................................................         29
   Reducing Mailing Expenses...............................................................         29
   Cost of Proxy Solicitation..............................................................         29
   Future Stockholder Proposals and Nominations............................................         30
   Directions to the Annual Meeting........................................................ Back Cover

Questions and Answers about Voting

    Your shares can be voted at the Annual Meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. If you wish to attend the Annual Meeting, please follow the instructions on page 29 under the heading ''Attending the Annual Meeting.''


Q:  Who is entitled to vote?
A: All record holders of Baxter common stock (Common Stock) as of the close of business on March 8, 2002 are entitled to vote. On that day, approximately
    [         ] shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual
    Meeting.

Q:  How do I vote?
A: Once again, we offer our registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

    .   By mail, using the enclosed proxy card and return envelope;

    . By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

    . Through the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Q:  What does it mean to vote by proxy?
A: It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our General Counsel (the ''Proxyholders''). In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the board's nominees, for the ratification of the appointment of the independent accountants, for the approval of the increase in authorized shares of Common Stock, for the approval of Baxter's Officer Incentive Compensation Plan, and against the minority stockholder proposal.

Q:  On what am I voting?
A: There are five items on the agenda: (1) election of four directors, (2) ratification of the appointment of the independent accountants, (3) approval of an increase in the number of authorized shares of Common Stock,
    (4) approval of Baxter's Officer Incentive Compensation Plan, all of which are supported by management, and (5) one minority stockholder proposal relating to cumulative voting in the election of directors, which is opposed by management.

Q:  What happens if other matters are raised at the meeting?
A: Although we are not aware of any matters to be presented at the Annual Meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in Baxter's bylaws, any proxies given will be voted by the Proxyholders in accordance with their best judgment, unless you have indicated otherwise.

Q:  Is my vote confidential?
A: Whether voting in person, by mail, by telephone or through the Internet, you will be given the opportunity to request that your vote be treated as confidential. If you request confidential treatment, only the inspectors of election and the proxy tabulator will have access to your vote.

Questions and Answers about Voting


Q:  What if I submit a proxy and later change my mind?
A: If you have given your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the Annual Meeting.

Q:  Who will count the votes?
A: Baxter's transfer agent, EquiServe, will serve as proxy tabulator and count the votes, and the results will be certified by the inspectors of election.

Q:  How is it determined whether a matter has been approved?
A: Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows. The four people receiving the largest number of votes cast at the Annual Meeting will be elected as directors. Approval of the proposal to increase the number of authorized shares of Common Stock requires the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal. For each other matter, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

Q:  What constitutes a quorum?
A: A quorum is present if a majority of the outstanding shares of Common Stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:  What are broker non-votes?
A: Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed ''routine'' by the New York Stock Exchange, such as the election of directors, ratification of the appointment of independent accountants, adoption of the increase in authorized shares of Common Stock, and approval of Baxter's Officer Incentive Compensation Plan. On non-routine matters, such as the minority stockholder proposal, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called ''broker non-votes.'' Broker non-votes have no effect on the outcome of any of the matters specified in the Notice of Annual Meeting, except with respect to approval of the proposal to increase the number of authorized shares, for which a broker non-vote will have the effect of a vote against the proposal.

Q:  What effect does an abstention have?
A: Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:  What shares are covered by the proxy card?
A: The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter's Dividend Reinvestment Plan, Shared Investment Plan, executive compensation plans, Employee Stock Purchase Plan, and shares credited to your Incentive Investment Plan account held in custody by the plan trustee, CitiStreet.

Q:  What if I am a beneficial holder rather than an owner of record?
A: If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Management Proposals

Election of Directors--Proposal 1 on the Proxy Card

    Baxter's Board of Directors currently consists of twelve members and is divided into three classes. Each year, the directors in one of the three classes are elected to serve a three-year term. At the Annual Meeting, four directors are proposed for election for a three-year term expiring in 2005. Martha R. Ingram, whose current term expires on May 7, 2002, has decided not to run for re-election. In February 2002, the Board elected Joseph B. Martin, M.D., Ph.D. to serve as a director until the 2002 Annual Meeting of Stockholders, and Arnold J. Levine, Ph.D. resigned as a member of Baxter's Board of Directors. The Board has nominated the following persons for election, all of whom are currently directors of Baxter:

                         Harry M. Jansen Kraemer, Jr.
                         Joseph B. Martin, M.D., Ph.D.
                              Thomas T. Stallkamp
                                Fred L. Turner

    Information regarding each of the nominees follows on page 9. If any nominee for director becomes unavailable for election, the number of directors will be reduced. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the Annual Meeting.

    The Proxyholders intend to vote the shares represented by proxy in favor of all of the Board's nominees, except to the extent a stockholder withholds authority to vote for the nominees.

    The Board of Directors recommends a vote FOR the election of all of the nominees for director.

Ratification of Appointment of Independent Accountants--Proposal 2 on the Proxy Card

    The Board of Directors, acting on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants for Baxter in 2002. The Board of Directors requests that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Board of Directors will consider the selection of another public accounting firm for 2002 and future years.

    One or more representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and they will be available to answer questions.

Audit Fees

    Fees for services performed by PricewaterhouseCoopers LLP during 2001 relating to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, aggregated approximately $4.6 million.

Management Proposals


Financial Information Systems Design and Implementation Fees

    Fees for professional services performed by PricewaterhouseCoopers LLP during 2001 in connection with financial information systems design and implementation aggregated approximately $17.9 million.

All Other Fees

    Fees for all other services performed by PricewaterhouseCoopers LLP, including tax assistance and other consulting services (both audit and non-audit related), during 2001 aggregated approximately $21.6 million.

    The Proxyholders intend to vote the shares represented by proxy in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants, except to the extent a stockholder votes against or abstains from voting on this proposal.

    The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for Baxter in 2002.

Approval of Proposal to Amend Baxter's Restated Certificate of Incorporation, as Amended, to Increase the Number of Authorized Shares of Common
Stock--Proposal 3 on the Proxy Card

    The Board of Directors has proposed that stockholders approve an amendment to Baxter's Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock of Baxter to two billion shares from the currently authorized number of one billion shares. The Board of Directors has declared the proposed amendment to be advisable and has submitted it to a vote by the stockholders at the Annual Meeting.

    If the proposed amendment is approved by the stockholders, Baxter plans to file a Certificate of Amendment to the Restated Certificate of Incorporation, as amended, as soon as practicable following the Annual Meeting to increase the number of shares of authorized Common Stock to two billion.

    On March 1, 2002, of the one billion authorized shares of Common Stock, a total of 608,817,449 shares were outstanding, approximately 8,933,090 shares were held in treasury and approximately 283,790,754 shares were reserved for potential issuance in connection with Baxter's obligations to issue stock under employee compensation plans, including stock options and employee stock purchase plans, and equity forward arrangements.

    The additional shares will enhance Baxter's flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions of property and securities of other companies, financings, and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes. The Board of Directors believes that it is beneficial to Baxter to have the additional shares available for such purposes without delay or the necessity of a special meeting of stockholders. Other than the obligations referred to above for which shares of Common Stock have already been reserved, Baxter has no immediate plans, arrangements, commitments or understandings

Management Proposals

with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment.

    At the 2001 Annual Meeting of Stockholders, Baxter's stockholders approved an amendment to Baxter's Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock to one billion shares. That increase in the authorized shares of Common Stock enabled Baxter to proceed with the two-for-one split of its Common Stock effected in May 2001.

    If the proposed amendment is approved by the stockholders, the additional shares will be available for issuance from time to time without further action by the stockholders (unless required by applicable law, regulatory agencies or by the rules of any stock exchange on which Baxter's securities may then be listed) and without first offering those shares to the stockholders. Stockholders do not have preemptive rights with respect to the Common Stock. The issuance of Common Stock, or securities convertible into Common Stock, on other than a pro-rata basis would result in the dilution of a present stockholder's interest in Baxter.

    Baxter has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although Baxter could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of Baxter. As of this date, Baxter is unaware of any pending or threatened efforts to acquire control of Baxter.

    The affirmative vote of a majority of the shares of Baxter Common Stock outstanding as of the close of business on the record date for the Annual Meeting is required for the approval of the proposed amendment to Baxter's Restated Certificate of Incorporation, as amended.

    At the Annual Meeting, the following resolution will be introduced:

        RESOLVED, that the Restated Certificate of Incorporation, as amended, of this Corporation, be amended by deleting the first sentence of Article Fourth in its entirety and inserting, in lieu thereof, the following new first sentence of Article Fourth, providing in its entirety as follows:

        FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two billion, one hundred million (2,100,000,000) shares, of which one hundred million (100,000,000) shares of no par value shall be preference stock (the "Preference Stock") and of which two billion (2,000,000,000) shares, of the par value of U.S. one dollar (U.S. $1.00) each, amounting in the aggregate to U.S. two billion dollars (U.S. $2,000,000,000), shall be common stock (the "Common Stock").

    The Proxyholders intend to vote the shares represented by proxy in favor of the proposed amendment, except to the extent a stockholder votes against or abstains from voting on this proposal.

    The Board of Directors recommends a vote FOR the approval of the proposed amendment to the Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock.

Management Proposals


Approval of Officer Incentive Compensation Plan--Proposal 4 on the Proxy Card

    The Compensation Committee adopted the Officer Incentive Compensation Plan (the "Bonus Plan"), a cash bonus plan in which all of Baxter's executive officers are eligible to participate, in February 2002, subject to stockholder approval in compliance with Section 162(m) of the Internal Revenue Code.
Section 162(m) generally prevents a publicly held corporation from taking a tax deduction for compensation in excess of $1 million per year which it pays to the chief executive officer or any of the four next most highly compensated executive officers for whom proxy disclosure is required. (These five executives are referred to as the "named executive officers" throughout this proxy statement.) However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. To qualify for the qualified performance-based compensation exemption, compensation must be payable only upon the attainment of preestablished performance goals. In addition, the employees eligible to receive compensation, the business criteria on which the performance goals are based and the maximum amount of compensation that may be paid to a named executive officer, must be approved by the stockholders before the payments are made.

    The principal features of the Bonus Plan are described below. The Bonus Plan was adopted pursuant to the Baxter International Inc. 2001 Incentive Compensation Program, which was approved by Baxter's stockholders at the 2001 Annual Meeting of Stockholders. If the Bonus Plan is not approved by Baxter's stockholders, the Bonus Plan will be terminated and no payments under the Bonus Plan will be made to any executive officers. Previous bonus payments have been made to the executive officers for the past five years under a bonus plan approved by the stockholders in 1997 that is similar to the new Bonus Plan. The regulations under Section 162(m) require that the material terms of the company's bonus plan be approved by stockholders every five years.

Principal Features of the Bonus Plan

    Each year, the Compensation Committee establishes a cash bonus range for each executive officer participating in the Bonus Plan. The bonus range is established based on compensation data from comparable companies. Please refer to the Compensation Committee report on page 16 for more information on the comparable companies. No named executive officer may receive a bonus under the Bonus Plan in any year in excess of $3 million.

    At the same time, the Compensation Committee also establishes performance goals for Baxter based on one or more of the following business criteria: net income, operational cash flow, sales, Common Stock price, earnings per share, total shareholder return, gross profit ratio, economic value added, return on assets and return on equity. After results are reported, the Compensation Committee certifies the extent to which Baxter achieved its performance goals. The Compensation Committee has the discretion to reduce the amount of the bonus that would otherwise be payable to an executive officer based solely on achievement of the specified financial performance goals. Specifically, the Committee determines the amount of the bonus that is payable to each Bonus Plan participant based on achievement of Baxter's performance goals and each officer's individual performance level.

    In February 2002, the Compensation Committee adopted 2002 performance goals for Baxter under the Bonus Plan. It also established a bonus range for 2002 for each participant in the Bonus Plan. The 2002 performance goals for Baxter are based on sales, earnings per share, gross profit ratio, and operational cash flow. The named executive officers' 2002 bonus ranges are as follows:

Management Proposals

Mr. Kraemer--$0-$2,081,200; Mr. Heller--$0-$1,350,000;
Mr. Anderson--$0-$1,058,400; Mr. Glanzmann--$0-$982,800; and Mr. del
Salto--$0-$961,200. There are a total of 20 executive officer participants in the Bonus Plan for 2002, including the named executive officers. The aggregate 2002 bonus range for all 20 executive officer participants is $0-$16,643,800.

    For 2003 and future years, the Compensation Committee will establish performance goals for Baxter, select executive officers for participation and establish bonus ranges for participants under the Bonus Plan within the first 90 days of each year. Currently, it is not possible to determine the number of executive officer participants or participant bonus ranges under the Bonus Plan for 2003 and future years.

    The Compensation Committee may amend or terminate the Bonus Plan at any time. No amendment which requires stockholder approval to maintain the Bonus Plan's compliance with Section 162(m) will be effective unless the necessary stockholder approval is received.

    The Board of Directors recommends a vote FOR approval of the Officer Incentive Compensation Plan.

Board of Directors

Director Biographies

Nominees for Election as Directors (Term Expires 2005)


[PHOTO] Harry M. Jansen Kraemer, Jr., age 47, has been a director of Baxter since 1995 and chairman of the board since January 1, 2000. Mr. Kraemer has been president of Baxter since 1997 and chief executive officer since January 1, 1999. From 1993 to 1997, he served as senior vice president and chief financial officer of Baxter. Mr. Kraemer also serves as a director of Comdisco Inc. and Science Applications International Corporation.

[PHOTO] Joseph B. Martin, M.D., Ph.D., age 63, was elected as a director of Baxter in February 2002. Dr. Martin has served as the Dean of the Harvard Faculty of Medicine since July 1997. He was Chancellor of the University of California, San Francisco from 1993 to 1997 and Dean of the University of California, San Francisco School of Medicine from 1989 to 1993. Dr. Martin serves as a director of Cytyc Corporation and Scientific Learning Corp.

[PHOTO] Thomas T. Stallkamp, age 55, has been a director of Baxter since 2000. Mr. Stallkamp is vice chairman and chief executive officer of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services. From 1980 through 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were vice chairman and president. Mr. Stallkamp also serves as a director of Kmart Corporation and Metaldyne Corp.

[PHOTO]        Fred L. Turner, age 69, has been a director of Baxter since 1982.
               Mr. Turner is senior chairman of the board of directors of McDonald's Corporation, a restaurant licensor. Mr. Turner previously was chairman of the board and chief executive officer of McDonald's Corporation. He joined McDonald's in 1956. Mr. Turner is a Life Trustee of Ronald McDonald House Charities, Inc., a not- for-profit corporation. Mr. Turner also serves as a director of Aon Corporation and W. W. Grainger, Inc.

Board of Directors


Directors Continuing in Office (Term Expires 2003)

[PHOTO]          Walter E. Boomer, age 63, has been a director of Baxter since 1997. Since
                 March 1997, General Boomer has served as president and chief executive officer of Rogers Corporation, a manufacturer of specialty materials for use in the communication, transportation, imaging and computer markets. From 1994 through 1996, he served as executive vice president of McDermott International
                 Inc. and president of the Babcock & Wilcox Power Generation Group. In 1994,
                 General Boomer retired as a general and assistant commandant of the United
                 States Marine Corps after 34 years of service. General Boomer also serves as a director of Cytyc Corporation and Taylor Energy Company.

[PHOTO]          John W. Colloton, age 71, has been a director of Baxter since 1989. From 1971 to 1993, Mr. Colloton served as the director of the University of Iowa Hospitals and Clinics, and from 1993 through the year 2000 he was vice president of the
                 University of Iowa for Statewide Health Services. He is currently Director
                 Emeritus of the University of Iowa Hospitals and Clinics. Mr. Colloton also serves as a director of Wellmark Inc. (Iowa-South Dakota Blue Cross & Blue
                 Shield), Iowa State Bank & Trust Company and Radiologix Inc.

[PHOTO]          Susan Crown, age 43, has been a director of Baxter since 1993. Since 1984, Ms.
                 Crown has been a vice president of Henry Crown and Company, a company which owns and operates diversified manufacturing operations, real estate and securities. Ms. Crown also serves as a director of Illinois Tool Works, Inc. and
                 The Northern Trust Corporation.

[PHOTO]          Brian D. Finn, age 41, has been a director of Baxter since 2000. Since 1997, Mr.
                 Finn has been a partner in Clayton, Dubilier & Rice, Inc., a private equity firm.
                 Prior to that, he was managing director and co-head of mergers and acquisitions for Credit Suisse First Boston. Mr. Finn also serves as a director of ICO Global
                 Communications (Holdings) Limited and Acterna Corporation.

Board of Directors


Directors Continuing in Office (Term Expires 2004)

[PHOTO]         Pei-yuan Chia, age 63, has served as a director of Baxter since 1996. Mr. Chia was vice chairman of Citicorp and Citibank, N.A., its principal subsidiary, from
                1994 to 1996 when he retired. From 1993 to 1996, he served as a director of
                Citicorp and Citibank, N.A., and assumed responsibility for their global consumer business in 1992. Between 1974 and 1992, Mr. Chia held various senior management positions in Citicorp and Citibank, N.A. and was Citibank,
                N.A.'s senior customer contact for corporate banking activities in Asia. Mr. Chia also serves as a director of American International Group, Inc. and Bank of
                China (Hong Kong), Limited.

[PHOTO]         Gail D. Fosler, age 54, was elected as a director of Baxter in July 2001. Since
                1989, Ms. Fosler has held several positions with The Conference Board, a research and business membership organization. Ms. Fosler is currently senior vice president and chief economist of The Conference Board and directs its
                Economics Research Program, which produces economic indicators and analyses. Ms. Fosler is also a director of Unisys Corporation, H.B. Fuller
                Company, DBS Holdings (Singapore) and acts as a Trustee of the John Hancock
                Mutual Funds.

[PHOTO]         Monroe E. Trout, M.D., age 70, has served as a director of Baxter since 1995.
                Dr. Trout was chairman of the board, president and chief executive officer of
                American Healthcare Systems, a network of integrated health care systems, from
                1987 until he retired in 1994. He was elected president and chief executive officer of American Healthcare Systems in 1986. Dr. Trout also serves as chairman of the board of Cytyc Corporation and as a director of Science
                Applications International Corporation and West Pharmaceutical Services, Inc.

Board of Directors


Corporate Governance

    The Board of Directors recognizes the importance of good corporate governance as a means of addressing the needs of Baxter's stockholders, employees, customers and community. Baxter first adopted formal corporate governance principles in 1995. In 1998, the Board of Directors adopted new Corporate Governance Guidelines which serve as principles addressing the role of the Board of Directors in the areas of executive compensation, fiduciary oversight, strategic and succession planning, social responsibility and board elections. The Corporate Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection, qualification and evaluation of directors. The Corporate Governance Guidelines are reviewed annually and revised, as necessary and appropriate, by the Planning and Organization Committee of the Board. The Guidelines are available upon request from Baxter's Corporate Secretary.

    Pursuant to the Delaware General Corporation Law, under which Baxter is organized, the business, property and affairs of Baxter are managed under the direction of the Board of Directors. Members of the Board are kept informed of Baxter's business through discussions with the Chairman and officers, by reviewing materials prepared for them by management and by participating in meetings of the Board and its committees. During 2001, the Board held six meetings and the committees held a total of 18 meetings. The aggregate attendance of all current directors at the total number of Board and committee meetings was over 94 percent.

Committees of the Board

    The Board of Directors has six committees. Each committee consists solely of directors who are not Baxter employees, except the Executive Committee as noted below. Baxter's bylaws contain a complete description of the duties of each committee.

    The Executive Committee consists of three directors. The committee may exercise most of the powers of the Board, except those reserved to the Board by Baxter's bylaws or Delaware law. The Executive Committee did not meet in 2001. The current members of the Executive Committee are Harry M. Jansen Kraemer, Jr. (chairman), John W. Colloton and Susan Crown.

    The Audit Committee consists of four directors. The committee assists the Board in fulfilling its responsibility for Baxter's accounting and financial reporting practices and provides a channel of communication between the Board and Baxter's internal auditors and independent accountants. The committee also reviews with the internal auditors and independent accountants the scope of the annual and interim examinations and examines the effectiveness of Baxter's accounting and internal control functions through discussions with the internal auditors, independent accountants and appropriate officers of Baxter. The Audit Committee met four times in 2001. The current members of the Audit Committee are Thomas T. Stallkamp (chairman), Pei-yuan Chia, Gail D. Fosler and Fred L. Turner.

    The Compensation Committee consists of four directors. The committee determines compensation for officers and makes recommendations to the Board concerning compensation for the Chairman of the Board and Chief Executive Officer. It also exercises the authority of the Board relating to Baxter's employee benefit plans. The Compensation Committee met four times in 2001. The current members of the Compensation Committee are Pei-yuan Chia (chairman), Walter E. Boomer, Susan Crown and Brian D. Finn.

Board of Directors


    The Finance Committee consists of four directors. Within limits established in Baxter's bylaws, the committee exercises the authority of the Board in connection with financial transactions and assists and advises the Board regarding Baxter's financial affairs. The Finance Committee met four times in 2001. The current members of the Finance Committee are Brian D. Finn (chairman), John W. Colloton, Gail D. Fosler and Monroe E. Trout, M.D.

    The Planning and Organization Committee consists of five directors. The committee assists and advises the Board in connection with Board membership, Board committee structure and membership, general organization and planning matters and corporate governance issues such as CEO succession planning and CEO performance evaluations. The committee also considers director candidates. Pursuant to principles set forth in the Corporate Governance Guidelines, the committee seeks candidates with high integrity, good judgment and breadth of experience, among other criteria. The Planning and Organization Committee met three times in 2001. The current members of the Planning and Organization Committee are John W. Colloton (chairman), Martha R. Ingram, Thomas T. Stallkamp, Monroe E. Trout, M.D. and Fred L. Turner.

    The Public Policy Committee consists of three directors. The committee reviews the policies and practices of Baxter to ensure that they are consistent with its social responsibility to employees, customers and society. In that regard, the committee reviews the company's annual Sustainability Report, which addresses Baxter's performance in the areas of economic prosperity, social responsibility and environmental quality. The Public Policy Committee met three times in 2001. The current members of the Public Policy Committee are Susan Crown (chairperson), Walter E. Boomer and Martha R. Ingram.

Compensation of Directors

    To further align the interests of the company's non-employee directors with the company's senior management team and shareholders, the Board of Directors approved a new Director Compensation Plan, effective May 1, 2001. The following sections describe the former Director Compensation Plan (Former Director Compensation Plan) in effect for 2000 and the first four months of 2001, the new Director Compensation Plan (New Director Compensation Plan) beginning May 1, 2001, and the 2001 Transition Plan. All share numbers have been adjusted to reflect the two-for-one split of Baxter Common Stock in May 2001.

Former Director Compensation Plan

    Under the Former Director Compensation Plan, each non-employee director received a grant of 2,000 restricted shares of Baxter Common Stock as a retainer upon election or re-election to a three-year term. These restricted shares were deemed vested for tax purposes on a monthly basis and were given to each director at the end of the director's term of office. In addition, each non-employee director received 6,000 restricted shares of Baxter Common Stock as compensation upon election or re-election to a three-year term. These restricted shares vested in 2,000-share installments on the dates of the three annual meetings of stockholders following the date of election.

    Each non-employee director received a $1,000 fee for each Board and each committee meeting attended. Members of committees received an annual retainer of $3,000, and chairmen of committees received an additional annual retainer of $4,000, except that members of the Executive Committee did not receive a retainer for their Executive Committee membership. Employee directors were not compensated separately for their Board or committee activities.

Board of Directors


    Each non-employee director who retired at age 65 or after, with at least five years of Board service, received upon retirement 2,000 restricted shares of Baxter Common Stock for each of his or her full years of service as a non-employee director, pursuant to the Former Director Compensation Plan. These restricted shares vested six months after the grant date. Each non-employee director was eligible for medical benefits and life insurance benefits. No medical benefits were paid to non-employee directors in 2001.

    Under the Former Director Compensation Plan, if specified corporate control changes occurred, all restrictions on the shares would be terminated. Until vested, the restricted stock could not be transferred or sold by the director. During the restriction period, the director had all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

New Director Compensation Plan

    Under the New Director Compensation Plan, the Board eliminated the restricted stock, cash, retirement benefit, and medical benefit components of the Former Director Compensation Plan and transitioned to a new all-stock option plan design, which also retained the life insurance benefit from the Former Director Compensation Plan.

    Under the New Director Compensation Plan, each non-employee director is entitled to receive a target grant of stock options annually. The actual grant may be increased or decreased based on the percentage change in Baxter's total shareholder return (TSR) compared to the TSR for the Standard & Poor's Health Care Composite Index for the 12-month period from October 1 to September 30, prior to the stock option grant. Beginning this year, Baxter's TSR will be compared to the new Standard & Poor's 500 Health Care Index, instead of the Standard & Poor's Health Care Composite Index, which was discontinued in December 2001 as described on page 26. Based on this comparison, the stock option grant can be increased up to a maximum of 150% of target or decreased to a minimum of 75% of target. This stock performance multiplier is the same as that used for senior management, as described in the Compensation Committee report under ''Long-Term Incentives'' on page 17. In addition, each non-employee director will be eligible to continue the same life insurance benefit as that provided under the Former Director Compensation Plan. Life insurance premiums of $898 in the aggregate, were paid in 2001 for the benefit of non-employee directors.

2001 Transition Plan

    As a part of the transition from the Former Director Compensation Plan to the New Director Compensation Plan, each non-employee director received a one-time stock option grant for their shares of restricted stock which were previously issued under the Former Director Compensation Plan but unearned as of May 1, 2001, and which were forfeited in connection with the transition to the New Director Compensation Plan. In addition, each non-employee director who qualified for the non-employee director retirement benefit (provided for under the Former Director Compensation Plan) as of May 1, 2001, was given the choice of keeping their restricted stock earned under the Former Director Compensation Plan or converting such restricted stock into stock options. If a director chose to retain his or her restricted stock, the amount of shares was capped and will be received by such director when his or her service with the Board ends. Each non-employee director who did not qualify for the retirement benefit as of May 1, 2001, was granted a fixed number of stock options for each full year of his or her service on the Board as of May 1, 2001.

Audit Committee Report

    The Audit Committee of the Board of Directors of Baxter assists the Board in fulfilling its oversight responsibilities. The Audit Committee consists of four independent directors, as defined by New York Stock Exchange listing standards. Its duties and responsibilities are set forth in a written charter, which was initially adopted and approved by the Board on March 21, 2000 (included as Exhibit B to the company's 2001 proxy statement), and which is annually reviewed and revised as appropriate.

    Management is responsible for Baxter's internal controls and the financial reporting process. A professional staff of internal corporate auditors reviews the design of, and compliance with, Baxter's internal control systems and the accounting policies and procedures supporting the financial reporting process. PricewaterhouseCoopers LLP (PWC), the company's independent accountants, are responsible for performing an independent audit of Baxter's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those statements. The Audit Committee's responsibility is to monitor and oversee these processes.

    In the course of fulfilling its responsibilities, the Audit Committee has:

    . reviewed and discussed the results of the internal audit plan for the year ended December 31, 2001;

    . reviewed and discussed with management Baxter's audited financial statements for the year ended December 31, 2001;

    . discussed with representatives of PWC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

    . received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

    . discussed with representatives of PWC the public accounting firm's independence from Baxter and management; and

    . considered whether the provision by PWC of non-audit services is compatible with maintaining PWC's independence.

    Based on the foregoing, the Audit Committee recommended to the Board of Directors that Baxter's audited financial statements referred to above be included in Baxter's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                        Thomas T. Stallkamp (Chairman)
                                 Pei-yuan Chia
                                Gail D. Fosler
                                Fred L. Turner

Compensation Committee Report

    The Compensation Committee of the Board of Directors (the ''Committee''), comprised of four non-employee directors, establishes and monitors the total compensation program for the executive officers of Baxter and its subsidiaries.


Compensation Philosophy for Executive Officers

    The Committee's philosophy is to provide compensation opportunities that are structured to be competitive when compared to companies of similar size and scope, including health care and non-health care companies. This philosophy is intended to assist Baxter in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, the Committee reviews compensation survey data from selected companies in the pharmaceutical, medical device, and biotech industries included in the Standard & Poor's Health Care Composite Index, as well as other large non-health care companies of similar size and scope (''comparable companies'').

    Based on the survey data from the comparable companies, the Committee determines the competitiveness of the total compensation structure for each officer, including Mr. Kraemer, who served as Baxter's chairman and chief executive officer in 2001. This structure consists primarily of a salary, cash bonus, and stock options. The executive officers ordinarily receive the majority of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of Baxter's stockholders.

    The Committee's philosophy with respect to the $1 million cap on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for Baxter's stockholders by seeking performance-based exemptions and the related stockholder approval where consistent with Baxter's compensation policies and practices. For this purpose, proposal 4 in this proxy statement seeks stockholder approval of Baxter's Officer Incentive Compensation Plan for executive officers. Please see the description of this proposal beginning on page 7 for more information about the Officer Incentive Compensation Plan and the recommended stockholder approval.

Compensation Elements

    Salaries

    The Committee establishes salaries each year based on each executive officer's individual performance within a structure intended to be competitive with the 50th percentile of salaries paid to executive officers in the comparable companies.

    Cash Bonuses

    Cash bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation, but only if it is earned through achievement of specified performance goals. Cash bonuses, when combined with salary, are intended to provide a total cash compensation target of approximately the 60th percentile of total cash compensation paid to executive officers in the comparable companies. Each year, the Committee establishes performance goals for the company under the officer cash bonus plan. The Committee also establishes a bonus range for each executive officer by utilizing the market data from the comparable companies. After year-end results are reported, the Committee determines each executive officer's bonus based on the achievement of the specified performance goals and the executive officer's individual performance. Baxter achieved or exceeded its

Compensation Committee Report

sales, net income growth and operational cash flow goals for 2001, which would normally warrant executive officers to receive 100% or more of their target bonus. Due to the seriousness of the issue in connection with the company's Althane series dialyzers, the Committee, after thoughtful deliberation, decided to cap the executive officers' bonus amounts for 2001 at 80% of their target awards. Actual bonus amounts awarded for 2001 ranged from 50% to 80% of the individual officers' bonus targets.

    Long-Term Incentives

    To further align management and stockholder interests and to continue to promote a pay-for-performance philosophy, in November 2000 the company adopted a new Long Term Incentive (LTI) Plan that eliminated the restricted stock component from the prior LTI Plan and introduced a new all-stock option plan design. This new, all-stock option plan design established the overall competitiveness of the LTI Plan such that the value of the stock option targets are competitive with approximately the 75th percentile of the long-term incentive opportunities provided to the LTI Plan participants' counterparts in the comparable companies.

    To motivate participants to achieve superior total shareholder return (TSR) compared to Baxter's competitors, the LTI Plan contains a Stock Performance Multiplier that increases or decreases a participant's stock option target. The Stock Performance Multiplier measures the percentage change in Baxter's TSR compared to the TSR for a composite index of health care companies for the 12-month period from October 1 to September 30, prior to the stock option grant. Based on this comparison, a participant's stock option target could increase up to a maximum of 150% or decrease to a minimum of 75% of target. Actual stock option awards are based on a combination of the participant's stock option target, the Stock Performance Multiplier and the participant's individual performance. In 2001 Baxter compared its TSR performance to the Standard & Poor's Health Care Composite Index, and in 2002, it will compare its TSR performance to the new Standard & Poor's 500 Health Care Index, described on page 26.

    For the period from October 2000 through September 2001, the company's TSR was 42.97% compared to a TSR of -2.77% for the Standard & Poor's Health Care Composite Index. In accordance with the Stock Performance Multiplier incorporated in the LTI Plan, participants' stock option targets were adjusted to the maximum of 150% of target. Actual stock option awards for executive officers ranged from 70% to 130% of the adjusted target due to individual performance.

Mr. Kraemer's 2001 Compensation

    In 2001, Mr. Kraemer participated in the same compensation plans provided to the other executive officers. The Committee's general approach to setting Mr. Kraemer's compensation was to be competitive with the comparable companies, while ensuring that his compensation was dependent upon achievement of Baxter's financial performance goals and personal performance objectives, both of which are reviewed and approved by the Board. The Board has established a process through which the Compensation and the Planning and Organization Committees work together to establish a link between Mr. Kraemer's performance and decisions regarding his compensation. All compensation actions relating to Mr. Kraemer were subject to the approval of the Board.

    In November 2000, the Committee determined that Mr. Kraemer's salary for 2001 was $880,000, which was the same salary amount Mr. Kraemer received for 2000. At that time, the Committee recognized both the company's superior performance and Mr.

Compensation Committee Report

Kraemer's exceptional leadership skills. However, the Committee also gave weight to the fact that he was a relatively new Chairman and Chief Executive Officer. Consistent with its pay-for-performance philosophy, the Committee focused on increasing Mr. Kraemer's long-term incentive compensation for 2001. In November 2000, the Committee increased Mr. Kraemer's stock option target under the company's LTI Plan from 170,000 to 400,000 options. In November 2001, the Committee granted stock options for 600,000 shares of Common Stock to Mr. Kraemer under the company's LTI Plan with an exercise price equal to the then current fair market value of $49.54 per share. This amount represented 100% of his adjusted target, as the 400,000 target was increased by 150% to 600,000 based on the Stock Performance Multiplier under the LTI Plan. In February 2002, the Committee determined that, for 2001, Mr. Kraemer earned a bonus of $528,000. For the reasons described above under "Compensation Elements--Cash Bonuses," Mr. Kraemer's bonus represented 60% of his target bonus amount.

Relationship of Executive Compensation to Company Performance

    The Committee believes that management should be motivated and compensated based on financial and non-financial measures. For this reason, the Committee has historically emphasized the financial measures of sales growth, net income growth, operational cash flow and total shareholder return when determining compensation for all executive officers. For 2002, the Committee will replace net income growth with earnings per share and add gross profit ratio as a new financial measure. In terms of non-financial measures, the Committee focuses on such areas as quality, customer service, product development, innovation and talent management. The Committee believes that a combination of financial and non-financial measures were the appropriate focus for 2001. These goals are also incorporated in Baxter's 2002 incentive plans for executive officers and other executives.

                           Pei-yuan Chia (Chairman)
                               Walter E. Boomer
                                  Susan Crown
                                 Brian D. Finn

Executive Compensation


Summary

    The following table shows, for the years ended December 31, 2001, 2000 and 1999, the compensation provided by Baxter and its subsidiaries to the chairman of the board and chief executive officer and the four next most highly compensated executive officers in all capacities in which they served. The five individuals identified in the Summary Compensation Table are referred to as the ''named executive officers'' throughout this proxy statement.

    A two-for-one split of Baxter's Common Stock was distributed beginning on May 30, 2001 to stockholders of record on May 9, 2001. Share numbers and per share amounts have been adjusted in this proxy statement to reflect this stock split.

                          Summary Compensation Table

                                                                         Long Term Compensation
                                                            ------------------------------------------------
                                     Annual Compensation             Awards            Payouts
                                  ------------------------- ------------------------- ---------
                                                              Restricted   Securities   LTIP     All Other
                                  Salary   Bonus    Other   Stock Award(s) Underlying  Payouts  Compensation
Name and Principal Position  Year ($)(1)   ($)(1)   ($)(2)      ($)(3)     Options(4)  ($)(5)      ($)(6)
------------------------------------------------------------------------------------------------------------
Harry M. Jansen Kraemer, Jr. 2001 880,000   528,000 167,783         -0-     600,000         -0-    66,793
Chairman of the Board and    2000 880,000 1,320,000 146,187   2,150,126     975,000   2,649,375    60,500
Chief Executive Officer      1999 800,000 1,120,000 178,416         -0-     725,418     847,969    39,288
------------------------------------------------------------------------------------------------------------
Alan L. Heller(7)            2001 600,000   240,000   3,635         -0-     164,700         -0-       990
Senior Vice President and    2000  92,308    80,000     -0-     248,070     183,000         -0-        83
President-Renal              1999      --        --      --          --          --          --        --
------------------------------------------------------------------------------------------------------------
Brian P. Anderson            2001 470,000   248,500   6,952         -0-     120,000         -0-    22,965
Senior Vice President and    2000 418,077   275,000   6,043     468,512     246,000     662,344    20,350
Chief Financial Officer      1999 380,000   250,000   4,110         -0-     195,672     282,656    17,963
------------------------------------------------------------------------------------------------------------
Thomas H. Glanzmann          2001 401,539   252,000     575         -0-     156,000         -0-    23,318
Senior Vice President and    2000 350,000   364,000   4,188     780,071     218,500     551,953    15,118
President-BioScience         1999 304,233   143,000 858,665         -0-     164,384     235,547     1,570
------------------------------------------------------------------------------------------------------------
Carlos del Salto             2001 425,000   224,000     510         -0-     108,000         -0-    24,710
Senior Vice President        2000 385,192   357,500   1,208     554,392     247,000     772,734    22,665
Intercontinental/Asia and    1999 350,000   350,000   2,453         -0-     226,124     282,656    16,637
President-Latin America
------------------------------------------------------------------------------------------------------------

(1) Amounts shown include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned.

(2) As permitted by the rules of the Securities and Exchange Commission, this column excludes perquisites and other personal benefits for the named executive officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10 percent of the combined salary and bonus for that year. Accordingly, for Messrs. Heller, Anderson, Glanzmann and del Salto the amounts shown exclude such perquisites and only represent reimbursements for the payment of taxes. Of the amounts shown for Mr. Kraemer, $42,122 in 2001, $41,787 in 2000 and $54,035 in 1999 represent the approximate incremental cost to Baxter for his personal use of company aircraft, which Baxter required for security reasons. In 1999, Mr. Glanzmann relocated to the United States and, as a result, his Swiss expatriate compensation package was terminated. The termination provided for a one-time payout of certain elements of his compensation and benefits package in the amount of $600,000, which included payments for housing, education, travel, relocation and related tax gross-ups, since he will no longer be entitled to these allowances with his new assignment. In addition, the amounts shown for Mr. Glanzmann in 1999 include amounts reimbursed by the company for the payment of taxes due to Mr. Glanzmann's expatriate assignments.

Executive Compensation

(3) Except for the restricted stock awarded to Mr. Heller, the amounts are based on the $27.94 closing price of Baxter Common Stock on February 21, 2000, the date the restricted stock was awarded. As of December 31, 2000, these shares were no longer held by Messrs. Kraemer, Anderson, Glanzmann and del Salto because they converted their restricted stock to stock options pursuant to the transition to the new Long Term Incentive Plan. The amount for Mr. Heller is based on the $41.35 closing price of Baxter Common Stock on November 13, 2000, the date the restricted stock was awarded to Mr. Heller. The restricted stock awarded to Mr. Heller vested on December 31, 2001.

(4) The number shown represents the number of shares of Common Stock for which options were granted to each named executive officer. The 2000 options include, for all of the named executive officers except Mr. Heller, options granted as a result of the transition to the new Long Term Incentive Plan. The 1999 options include Supplemental Stock Options granted pursuant to the 1998 Supplemental Incentive Plan and options granted pursuant to Baxter's Shared Investment Plan during which the company's senior management team collectively purchased over six million shares of Common Stock through personal full-recourse loans to exercise options to purchase Common Stock on May 3, 1999. The Shared Investment Plan is more fully described in Baxter's Proxy Statement for its 2000 Annual Meeting of Stockholders. The amounts shown are adjusted for the stock dividend paid pursuant to the spin-off of Edwards Lifesciences Corporation on March 31, 2000, as well as the 2-for-1 split of Baxter's Common Stock in May 2001.

(5) Amounts shown represent the market value of earned restricted stock which vested under Baxter's LTI Plan on December 31, 2000 and 1999 (each a ''Vesting Date''). The vested shares were earned as of the December 31 preceding each Vesting Date.

(6) Amounts shown represent matching contributions in Baxter's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in Baxter's deferred compensation plan and the dollar value of split-dollar and term life insurance benefits. In 2001, those three amounts, expressed in the same order as identified above, for the named executive officers are as follows: Mr. Kraemer--$5,100, $60,900 and $793; Mr. Heller--$0, $0 and $990; Mr. Anderson--$5,100, $17,250 and
    $615; Mr. Glanzmann--$5,100, $17,866 and $352; and Mr. del Salto--$5,100,
    $18,375 and $1,235.

(7) Mr. Heller joined Baxter in October 2000.

Executive Compensation


Stock Option Grants

    The following table contains information relating to the stock option grants made in 2001 to the named executive officers.

                              Option Grants Table
                       Option Grants in Last Fiscal Year





                                       Individual Grants
                       --------------------------------------------------        Potential Realizable Value at
                        Number of    Percent of                                     Assumed Annual Rates of
                       Securities   Total Options                                  Stock Price Appreciation
                       Underlying    Granted to    Exercise or                          for Option Term
                         Options    Employees in   Base Price  Expiration ----------------------------------------
         Name          Granted (#) Fiscal Year (%) ($/Sh) (1)     Date     0%        5%(2)             10%(2)
---------------------------------------------------------------------------------------------------------------------
Mr. Kraemer               600,000        2.45          49.54   11/25/2011 $0.00 $    18,693,264    $    47,372,401
---------------------------------------------------------------------------------------------------------------------
Mr. Heller                164,700         .67          49.54   11/25/2011 $0.00 $     5,131,301    $    13,003,724
---------------------------------------------------------------------------------------------------------------------
Mr. Anderson              120,000         .49          49.54   11/25/2011 $0.00 $     3,738,653    $     9,474,480
---------------------------------------------------------------------------------------------------------------------
Mr. Glanzmann             156,000         .64          49.54   11/25/2011 $0.00 $     4,860,249    $    12,316,824
---------------------------------------------------------------------------------------------------------------------
Mr. del Salto             108,000         .44          49.54   11/25/2011 $0.00 $     3,364,788    $    $8,527,032
---------------------------------------------------------------------------------------------------------------------
All Stockholders              N/A         N/A            N/A          N/A $0.00 $18,658,774,503(3) $47,284,998,015(3)
---------------------------------------------------------------------------------------------------------------------
All Optionees          24,485,379      100.00        various      various $0.00 $   762,852,752(4) $ 1,933,218,650(4)
---------------------------------------------------------------------------------------------------------------------
Optionee Gain as % of
All Stockholders' Gain        N/A         N/A            N/A          N/A   N/A             4.1%               4.1%
---------------------------------------------------------------------------------------------------------------------

(1) The exercise price shown for the named executive officers is the closing price of Baxter Common Stock on the date of the grant, which was November 26, 2001. The options become exercisable three years from the date of grant. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock. If specified corporate control changes occur, all outstanding options will become exercisable immediately.

(2) Potential realizable values are calculated net of the option exercise price but before taxes associated with exercise. The assumed rates of stock price appreciation are set by rules of the Securities and Exchange Commission governing proxy statement disclosure and are not intended to forecast the future appreciation of Baxter Common Stock.

(3) The potential realizable values for all stockholders were calculated on the 598,892,990 shares of Baxter Common Stock outstanding on December 31, 2001. The potential realizable values were calculated assuming the stockholders purchased Baxter Common Stock at $49.54, the closing price on November 26, 2001.

(4) The potential realizable values for all optionees were calculated based on the approximately 24.5 million shares subject to options that were granted to approximately 44,500 employees of Baxter at various exercise prices at different times during the year. The potential realizable values were calculated assuming that all of the options were granted at the $49.54 exercise price.

Executive Compensation


Stock Option Exercises

    The following table contains information relating to the exercise of stock options by the named executive officers in 2001, as well as the number and value of their unexercised options as of December 31, 2001.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                             Number of Securities      Value of Unexercised
                                            Underlying Unexercised         In-the-Money
                                                  Options at                Options at
                                            Fiscal Year End (#)(1)    Fiscal Year End ($)(2)
              Shares Acquired    Value     ------------------------- -------------------------
  Name        on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------------
Mr. Kraemer        9,870        334,522      942,728     1,520,418   23,183,031   16,127,164
Mr. Heller           -0-             --          -0-       347,700          -0-    2,921,998
Mr. Anderson      16,234        551,031      336,726       366,672    9,350,399    4,238,567
Mr. Glanzmann      8,690        291,771      249,282       363,884    6,281,437    3,808,060
Mr. del Salto        -0-             --      340,442       353,624    8,650,133    4,279,995
----------------------------------------------------------------------------------------------

(1) The sum of the numbers under the Exercisable and Unexercisable columns of this table represents each named executive officer's total number of outstanding options.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this table represent the number of shares subject to exercisable and unexercisable options, respectively, which had an exercise price below the closing price of Baxter Common Stock on December 31, 2001, which was $53.63, multiplied by the difference between that price and the exercise price of the options.

Pension Plan, Excess Plans and Supplemental Plans

    The table on the following page shows estimated annual retirement benefits payable to participants in Baxter's United States pension plan (''Pension Plan'') whose employment terminates at normal retirement (age 65). The normal retirement benefit equals (i) 1.75 percent of a participant's Final Average Pay multiplied by the employee's number of years of Pension Plan participation, minus (ii) 1.75 percent of a participant's estimated primary social security benefit, multiplied by the employee's years of Pension Plan participation. The Final Average Pay is equal to the average of a participant's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan, Baxter's related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan's benefit formula and therefore do not include Social Security benefits payable from the federal government. The estimated primary Social Security benefit used in the calculations is that payable for an individual attaining age 65 in 2001.

Executive Compensation


    Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.

                              Pension Plan Table

                                  Estimated Annual Retirement Benefits
                                Years of Pension Plan Participation(1)($)
                              ---------------------------------------------
     Final AveragePay(1)($)     15      20       25        30        35
    -----------------------------------------------------------------------

             300,000           74,100  98,800  123,500   148,200   173,100

             400,000          100,300 133,800  167,200   200,700   234,300

             500,000          126,600 168,800  211,000   253,200   295,600

             600,000          152,800 203,800  254,700   305,700   356,800

             700,000          179,100 238,800  298,500   358,200   418,100

             800,000          205,300 273,800  342,200   410,700   479,300

             900,000          231,600 308,800  386,000   463,200   540,600

            1,000,000         257,800 343,800  429,700   515,700   601,800

            1,100,000         284,100 378,800  473,500   568,200   663,100

            1,200,000         310,300 413,800  517,200   620,700   724,300

            1,300,000         336,600 448,800  561,000   673,200   785,600

            1,400,000         362,800 483,800  604,700   725,700   846,800

            1,500,000         389,100 518,800  648,500   778,200   908,100

            1,600,000         415,300 553,800  692,200   830,700   969,300

            1,700,000         441,600 588,800  736,000   883,200  1,030,600

            1,800,000         467,800 623,800  779,700   935,700  1,091,800

            1,900,000         494,100 658,800  823,500   988,200  1,153,100

            2,000,000         520,300 693,800  867,200  1,040,700 1,214,300

            2,100,000         546,600 728,800  911,000  1,093,200 1,275,600

            2,200,000         572,800 763,800  954,700  1,145,700 1,336,800

            2,300,000         599,100 798,800  998,500  1,198,200 1,398,100

            2,400,000         625,300 833,800 1,042,200 1,250,700 1,459,300

            2,500,000         651,600 868,800 1,086,000 1,303,200 1,520,600

            2,600,000         677,800 903,800 1,129,700 1,355,700 1,581,800

            2,700,000         704,100 938,800 1,173,500 1,408,200 1,643,100
    -----------------------------------------------------------------------

(1) As of December 31, 2001, the named executive officers' years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Kraemer--18 years and $1,491,515; Mr. Heller--1 year and $680,000; Mr. Anderson--9 years and $579,004; and Mr. del Salto--27 years and $605,438. Mr. Glanzmann does not participate in the Pension Plan. In 1999, Mr. Glanzmann transferred to the United States and became a participant in Baxter's International Retirement Plan, earning his first year of service under that plan in 1999. In addition, for each of the first five years Mr. Glanzmann participates in the International Retirement Plan, he is credited with 20 percent of his 11 years of pre-participation Baxter service. As of December 31, 2001, the annual retirement benefit payable to Mr. Glanzmann after retirement under the International Retirement Plan is approximately $156,325, based on Mr. Glanzmann's 9 years of credited service under the plan and his average compensation, excluding deferred and certain other types of compensation specified in the plan, during the last three years.

Ownership of Baxter Stock


Stock Ownership of Directors and Officers

    On February 28, 2002, there were approximately 599,868,645 shares of Baxter Common Stock issued and outstanding. The following table sets forth information as of that date, unless otherwise specified, regarding beneficial ownership of Baxter's Common Stock by the named executive officers and all directors, each of whom owned less than one percent of the outstanding Common Stock. The table also sets forth the total number of shares of Baxter Common Stock beneficially owned by all executive officers and directors of Baxter, as a group, which amounted to 1.24 percent of the outstanding Common Stock. Except as otherwise noted, each individual has sole investment and voting power with respect to the shares listed. Baxter is not aware of any stockholder owning in excess of 5% of its outstanding Common Stock.

                                                                  Options
                                            Shares              Exercisable
                                         Beneficially            Within 60
                 Name                       Owned                  days         Total
---------------------------------------------------------------------------------------------------
Non-employee Directors:
   Walter E. Boomer                          11,192                   --  (8)    11,192
   Pei-yuan Chia                             13,640(1)                --  (8)    13,640(1)
   John W. Colloton                          11,215                   --  (8)    11,215
   Susan Crown                               40,672(2)(3)             --  (8)    40,672(2)(3)
   Brian D. Finn                              7,672(1)                --  (8)     7,672(1)
   Gail D. Fosler                             1,000                   --  (8)     1,000
   Martha R. Ingram                          77,344                   --  (8)    77,344
   Joseph B. Martin, M.D., Ph.D.                100(4)                --  (8)       100(4)
   Thomas T. Stallkamp                        6,160(1)                --  (8)     6,160(1)
   Monroe E. Trout, M.D.                     26,770(4)                --  (8)    26,770(4)
   Fred L. Turner                            35,466                   --  (8)    35,466
Named Executive Officers:
   Harry M. Jansen Kraemer, Jr.             616,249(1)(3)(5)(7)  1,010,458    1,626,707(1)(3)(5)(7)
   Alan L. Heller                             7,616(4)(5)             --          7,616(4)(5)
   Brian P. Anderson                        153,909(1)(5)(7)       370,590      524,499(1)(5)(7)
   Thomas H. Glanzmann                      103,195(5)(7)          271,858      375,053(5)(7)
   Carlos del Salto                         166,562(5)(7)          374,306      540,868(5)(7)
   All directors and executive officers
     as a group (31 persons)              2,730,862(1)--(7)      4,744,150(8) 7,475,012(1)--(8)
---------------------------------------------------------------------------------------------------

(1) Includes shares held in joint tenancy with spouse over which the named individual shares voting or investment power as follows: Mr. Chia--9,640 shares; Mr. Finn--5,000 shares; Mr. Stallkamp--6,160 shares; Mr. Kraemer--135,569 shares; Mr. Anderson--33,459 shares; and all directors and executive officers as a group--293,877 shares.

(2) Includes 2,000 shares held by a partnership of which Ms. Crown is a partner and 4,000 shares held by various trusts of which her minor children are beneficiaries. Ms. Crown disclaims beneficial ownership of these shares, except to the extent of her interest in such entities.

(3) Includes shares not held directly by the named individual but held by or for the benefit of their spouses or minor children as follows: Ms. Crown--8,000 shares; Mr. Kraemer--340 shares; and all directors and executive officers as a group--14,582 shares.

(4) Includes shares not held directly by the named individual but in a family trust of which the named individual is a trustee or co-trustee as follows:
    Mr. Heller--380 shares, Dr. Martin--100 shares and Dr. Trout--26,770 shares.

(5) Includes shares which the individual has a right to acquire within 60 days of February 28, 2002 pursuant to his or her participation in Baxter's Employee Stock Purchase Plan as follows: Mr. Kraemer--186 shares; Mr. Heller--369; Mr. Anderson--230; Mr. Glanzmann--205; Mr. del Salto--208; and all executive officers as a group--2,721 shares.

Ownership of Baxter Stock

(6) Includes shares beneficially owned as of February 28, 2002 by executive officers in Baxter's Incentive Investment Plan, a qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power; all executive officers as a group--18,786.

(7) Includes shares held by individuals pursuant to the terms of the Shared Investment Plan, as follows: Mr. Kraemer--480,000 shares, Mr.
    Anderson--120,000 shares; Mr. Glanzmann--100,000 shares;
    Mr. del Salto--140,000 shares; and all executive officers as a group--1,967,000 shares.

(8) Does not include stock options vesting on May 1, 2002 which were granted to non-employee directors on May 1, 2001 under the New Director Compensation Plan and the 2001 Transition Plan, as described on page 14, as follows:
    General Boomer--60,328; Mr. Chia--65,000; Mr. Colloton--140,328; Ms. Crown--100,328; Mr. Finn--30,328; Ms. Ingram--17,656; Mr.
    Stallkamp--27,600; Dr. Trout--15,000; and Mr. Turner--17,656. Also excludes options to purchase 11,250 shares vesting on July 24, 2002 which were granted to Ms. Fosler upon her election to the Board and options to purchase 2,500 shares vesting on February 26, 2003 which were granted to Dr. Martin upon his election to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

    Three executive officers inadvertently failed to report transactions as follows: Eric Beard omitted 6,596 shares of Baxter stock held by him from his Form 3 filed in October 1998. J. Robert Hurley failed to report a gift of Baxter stock to his daughters on the Form 5 he filed for 2000. Alan Heller failed to report one transaction on the Form 4 he filed for October 2001. Messrs. Beard, Hurley and Heller have each filed an amended form correcting these errors.

Baxter's Financial Performance


    The following graph compares the performance of Baxter's Common Stock with the Standard & Poor's 500 Composite Index, the Standard & Poor's Health Care Composite Index and the Standard & Poor's 500 Health Care Index. The Standard & Poor's Health Care Composite Index was discontinued on December 21, 2001, and reporting of the return for that index by the Chicago Board Options Exchange ended on that date. Therefore, Baxter has chosen to measure itself against the Standard & Poor's 500 Health Care Index, which includes the same issuers included in the Standard & Poor's Health Care Composite Index plus Cardinal Health, Inc., AmerisourceBergen Corporation and McKesson Corporation. The comparison of total return for each of the years shown in the table below assumes that $100 was invested on December 31, 1996 in each of Baxter, the Standard & Poor's 500 Composite Index, the Standard & Poor's Health Care Composite Index and the Standard & Poor's 500 Health Care Index, with investment weighted on the basis of market capitalization. Total return is based on the change in year end stock price plus reinvested dividends, except that the return for the new Standard & Poor's 500 Health Care Index reported below does not include dividends. Historical results for the new Standard & Poor's 500 Health Care Index which reflect reinvestment of dividends are not yet available. The 2000 Baxter dividend includes the Edwards Lifesciences Corporation stock dividend distributed in connection with the spin-off of Edwards Lifesciences Corporation by Baxter on March 31, 2000. Historical results are not necessarily indicative of future performance.

                                    [CHART]

                                S&P Health           S&P 500 Health Care
        Baxter         S&P      Care Composite       Index (return
        International  500      Index (thru          excludes reinvestment
        Inc.           Index    December 21, 2001)   of dividends)
12/96   $100           $100     $100                 $100
12/97   $126           $133     $144                 $142
12/98   $164           $171     $207                 $202
12/99   $163           $208     $190                 $178
12/00   $242           $189     $259                 $242
12/01   $298           $166     $230                 $211

Minority Stockholder Proposal

Stockholder Proposal Relating to Cumulative Voting in the Election of Directors
- Proposal 5 on the Proxy Card

    Baxter has been informed that the following stockholder proposal will be presented for a vote at the 2002 Annual Meeting. The Board of Directors recommends a vote AGAINST this proposal; its reasons follow the stockholder's proposal and supporting statement.

Stockholder Proposal

    Baxter has been advised that Martin Glotzer, Suite 301, 7061 N. Kedzie, Chicago, Illinois 60645, owner of 100 shares of Baxter common stock, will have the following resolution presented at the annual meeting:

    RESOLVED: That the stockholders of Baxter International, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Stockholder's Statement Supporting the Proposed Resolution

    Continued very strong support along the lines I suggest were shown at a previous annual meeting when 36%, owners of 145,829,598 shares, were cast in favor of this proposal.

    I believe the Board of Directors should adopt cumulative voting in the election of directors as part of its program of corporate governance. Provision for cumulative voting brings to the corporate system a means by which a significant group of shareholders, though in the minority, can elect candidates of its choice, making a more diverse Board of Directors. If you agree, please mark your proxy for this resolution.

Board of Directors' Statement Opposing Stockholder Resolution

    The Board believes that cumulative voting for the election of directors would not serve the best interests of Baxter and its stockholders. Accordingly, the Board recommends a vote AGAINST the proposed resolution for the reasons explained below.

    The Board firmly believes that cumulative voting would threaten to undermine effective Board functioning in at least two important respects. First, it is the Board's duty to represent the interests of all of the stockholders. To do so, each director must feel a responsibility toward all stockholders, without any special loyalty to any one group. From this perspective, cumulative voting is undesirable since directors elected by a particular group of stockholders may be primarily concerned with representing the interests of the narrow constituency that elected them rather than representing the interests of all stockholders. Directors should be elected based on their ability and commitment to represent the best interests of Baxter and its stockholders as a whole. This tenet is best served when each director is elected by a plurality of the stockholders.

    Second, cumulative voting introduces the possibility of partisanship among Board members, which could undermine the ability of the Board members to work together effectively. If narrow constituencies of stockholders were to elect ''special interest'' directors through cumulative voting, the resulting inability of those directors to exercise independent judgment could impair the Board's sound analysis and timely conduct of Baxter's business, to the detriment of Baxter and all of its stockholders.

Minority Stockholder Proposal

The variety and complexity of issues facing Baxter require that no actual or apparent ''special influence'' bring into question the objectivity of the Board's insight, perspective or counsel.

    The possibility of factionalism that cumulative voting presents has led to a trend against its adoption. Many companies have eliminated cumulative voting over the years and, overall, its presence has declined. Less than 11% of the companies in the Standard & Poor's 500 Index have cumulative voting. The State of California, considered among the most protective of stockholder interests, amended its state laws in 1989 to permit the repeal of cumulative voting. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

    ''While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board's essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests . . . Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention.''

    The Board believes that the present method of voting will continue to work as successfully in the future as it has in the past. Eleven of Baxter's twelve current Board members are independent non-employee directors, and the Board's Planning and Organization Committee, which assists and advises the Board in connection with Board membership, consists solely of non-employee directors. This ensures that the Board will continue to act independently and in the best interests of all of Baxter's stock holders. The Board encourages stockholders to present director candidates to the Planning and Organization Committee. A summary of the process by which stockholders may present director candidates is included on page 30 of this proxy statement.

    Baxter's stockholders have rejected this proposal at seven consecutive annual meetings from 1994 to 2000. This proposal was not submitted at the 2001 Annual Meeting.

    The Board recommends a vote AGAINST cumulative voting in the election of directors.

Other Information

Attending the Annual Meeting

    The Annual Meeting will take place at the Drury Lane Theatre in Oakbrook Terrace, Illinois. A map showing the meeting location appears at the end of this proxy statement.

    Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. Due to recent world events, we intend to strictly adhere to the following procedures, so please read them carefully. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card, or by following the instructions provided when you vote through the Internet or by telephone. Stockholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered stockholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Reducing Mailing Expenses

    Duplicates: If you received more than one copy of the 2001 Annual Report to Stockholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on accounts you select. Mark the designated box on the appropriate proxy card(s) or follow the instructions provided when you vote through the Internet or by telephone. You should continue to receive at least one annual report. For this reason, please do not mark the box on all of your proxy cards or make this selection for all of your accounts when voting through the Internet or by telephone.

    Electronic Delivery: If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. A registered stockholder may contact us at http://www.eproxyvote.com/bax to vote during the proxy voting period. If you vote by telephone, you will not have the option to elect electronic delivery while voting. A registered stockholder may choose electronic delivery at any time during the year by accessing the site directly at http://www.econsent.com/bax and enrolling. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.

Cost of Proxy Solicitation

    Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to all stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.

    In addition, Baxter has retained Georgeson Shareholder, 17 State Street, New York, New York 10004 to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Georgeson Shareholder a fee of $10,000 plus expenses for these services.

Other Information


Future Stockholder Proposals and Nominations

    Any stockholder who intends to present a proposal at Baxter's annual meeting to be held in 2003, and who wishes to have a proposal included in Baxter's proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 22, 2002 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

    Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Baxter's bylaws. The bylaws, which are available upon request from the Corporate Secretary, require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year's annual meeting.

    The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a stockholder entitled to vote who sends notice to the Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year's annual meeting and complies with the procedures specified in Baxter's bylaws.

    To be eligible for consideration at the 2003 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 6 and March 8, 2003. This advance notice period is intended to allow all stockholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

    All submissions to, or requests from, the Corporate Secretary should be made to Baxter's principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

By order of the Board of Directors,
/s/ Jan Stern Reed

JAN STERN REED
Corporate Secretary and Associate General Counsel

Deerfield, Illinois
March   , 2002

Directions to the Annual Meeting

                                     [MAP]



     From downtown Chicago              From O'Hare Airport
     Take I-290 West to I-88 West,      Take I-190 East to I-294 South,
     Immediately after you pay the      Take I-294 South to I 88 West,
     first toll on I-88, exit at        Immediately after you pay the
     Cermak Road,                       first toll on I-88, exit at
     Proceed straight at stop light on  Cermak Road,
     Spring Road,                       Proceed straight at stop light on
     You will then pass through two     Spring Road,
     stop lights and will pass the      You will then pass through two
     Hyatt on your right,               stop lights and will pass the
     After the second stop light, turn  Hyatt on your right,
     right onto Drury Lane,             After the second stop light, turn
     Turn left at Drury Lane Entrance   right onto Drury Lane,
     sign.                              Turn left at Drury Lane Entrance
                                        sign.
     From the Western suburbs
     Take I-88 East, exit at Midwest    From Baxter Corporate Headquarters
     Road,                              in Deerfield
     After paying toll, turn right at   Take I-294 South to I-88 West,
     stop light onto Midwest Road,      Immediately after you pay the
     Turn right at stop light onto 22nd first toll on I-88, exit at
     Street,                            Cermak Road,
     Turn left at stop light onto Route Proceed straight at stop light on
     83 (Kingery Highway),              Spring Road,
     Proceed straight on Route 83 (past You will then pass through two
     Oak Brook Shopping                 stop lights and will pass the
     Center) to Butterfield/Roosevelt   Hyatt on your right,
     Road,                              After the second stop light, turn
     Exit to right onto                 right onto Drury Lane,
     Butterfield/Roosevelt Road and     Turn left to the Drury Lane
     proceed to                         Entrance sign.
     Drury Lane (South),
     Turn right at Drury Lane Entrance
     sign.

-------------------------------------------------------------------------------

                                   P R O X Y

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 7, 2002
     Solicited by the Board of Directors of Baxter International Inc.

     The undersigned hereby appoint(s) Harry M. Jansen Kraemer, Jr. and Thomas
     J. Sabatino, Jr., and each of them, as proxyholders, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Rein-vestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Stockholders to be held on May 7, 2002, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxyholders will vote: for the election of the four nominees for director listed hereon; in accordance with the Board of Directors' recommendations on the matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting.

     -------------------------------------
      Election of Directors, Nominees:         Comments/Change of Address

      01 Harry M. Jansen Kraemer, Jr.          _______________________________
      02 Joseph B. Martin, M.D., Ph.D.         _______________________________
      03 Thomas T. Stallkamp                   _______________________________
      04 Fred L. Turner                        _______________________________
     -------------------------------------     _______________________________

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed envelope.

                                                                   -------------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                    ------------

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

               ELECTRONIC DISSEMINATION OF FUTURE PROXY MATERIALS

If you wish to access future proxy materials and the annual report via the Internet instead of receiving copies in the mail, please follow the directions below.

If you elect to vote via the Internet at http://www.eproxyvote.com/bax, a link
                                         -----------------------------
to the site during the 2002 proxy voting period will enable you to enroll for the electronic dissemination of next year's proxy material.

Any registered stockholder may elect the electronic dissemination of next year's proxy material at any time during the year by enrolling at
http://www.econsent.com/bax.
---------------------------

                                                                            8552

[X]   Please mark your votes as in this example.

      This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR election of directors, FOR proposals 2, 3 and 4 and AGAINST proposal 5.

--------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.
--------------------------------------------------------------------------------

                                      FOR   WITHHOLD
1. Election of Directors
   (See Reverse).                     [_]     [_]
   For, except vote
   withheld from the
   following nominee(s):
-------------------------------------------------------------
                                      FOR  AGAINST  ABSTAIN
2. Ratification                       [_]    [_]     [_]
   of independent
   accountants.

3. Approval to increase               [_]    [_]     [_]
   the authorized
   shares of common
   stock.

                                      FOR  AGAINST  ABSTAIN
4. Approval of Officer                [_]    [_]     [_]
   Incentive Compensation
   Plan.
--------------------------------------------------------------------------------
            The Board of Directors recommends a vote AGAINST proposal 5.
--------------------------------------------------------------------------------
                                      FOR  AGAINST  ABSTAIN
5. Proposal relating to               [_]    [_]     [_]
   cumulative voting in the
   election of directors.
--------------------------------------------------------------------------------

                                      Mark the box if you have more       [_]
                                      than one account and want to
                                      discontinue receiving multiple
                                      copies of future annual reports.
                                      Please see instructions in the
                                      proxy statement.

                                      Mark the box if you  [_]  Mark the  [_]
                                      will attend               box if you
                                      the Annual Meeting.       want your
                                                                votes
                                                                treated as
                                                                confidential.


SIGNATURE (S)____________________   DATE___________

                                                   The signer hereby revokes all
                                                   proxies heretofore given by
                                                   the signer to vote at said
                                                   meeting or any adjournment
                                                   thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as given by the signer to vote at said meeting or any attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .





Baxter encourages you to take advantage of several convenient ways to vote your shares on the matters to be covered at the 2002 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. If you vote through the Internet or by telephone, use the voter control number printed in the box above, just below the perforation. Your vote authorizes the named proxies to act in the same manner as if you marked, signed, dated and returned the proxy card.

 1. Vote through the Internet. Log on to the Internet and go to the web site http://www.eproxyvote.com/ bax. Internet voting is available 24 hours a day, 7 days a week until 24 hours prior to the Annual Meeting. Have this proxy card in hand when you log on and follow the step-by-step instructions provided on the screen.

 2. Vote by phone. United States and Canadian stockholders may call 1-877-PRX-Vote (1-877-779-8683) toll free from any touch-tone telephone. Stockholders in other countries may call collect at 201-536-8073. Telephone voting is available 24 hours a day, 7 days a week until 12:00 a.m. May 7, 2002. Have your proxy card in hand when you call. To vote in accordance with the recommendations of the Board of Directors on ALL proposals, press
    1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 2.

 3. Vote by mail. Mark, sign and date your proxy card (above) and return it in the envelope herein provided or otherwise return it to Baxter, P.O. Box 8616, Edison, New Jersey 08818-8616.



                             Thank You For Your Vote

                             BAXTER
                             Baxter International Inc.
                             One Baxter Parkway
                             Deerfield, Illinois 60015-4633

                                                                        Appendix
                                                                        --------

                            BAXTER INTERNATIONAL INC.
                       OFFICER INCENTIVE COMPENSATION PLAN

This Officer Incentive Compensation Plan ("Plan") of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company") is adopted pursuant to the Baxter International Inc. 2001 Incentive Compensation Program (the "Program") for the purposes stated in the Program. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986 ("IRC"), as amended, and the related income tax regulations issued thereunder.

1.   Eligibility
     -----------

Officers of the Company are eligible to participate in the Plan if the officer's participation for a calendar year (or portion of such calendar year) ("Plan Year") is approved by the Compensation Committee of the Board of Directors of Baxter ("Committee"). Officers so approved by the Committee shall be referred to herein as "Participants".

2.   Bonus Award
     -----------

2.1 For each Plan Year, each Participant shall be eligible to receive a cash payment ("Bonus Award") in accordance with the terms provided herein and any other terms established by the Committee. To determine a Participant's Bonus Award, the Committee shall establish a) Company performance goals for the Plan Year which will include one or more of the following performance measures: net income, operational cash flow, sales, the Common Stock price of Baxter, earnings per share, total shareholder return, gross profit ratio, economic value added, return on assets, and return on equity ("Company Performance Criteria"), b) a "Bonus Range" for each Participant for the Plan Year, and c) the amount within a Participant's Bonus Range that will be payable to a Participant based upon the achievement of the Company Performance Criteria for the Plan Year. The terms described in the preceding sentence must be established by April 1 of the Plan Year, and such terms shall not thereafter be changed, except as permitted by paragraph 2.2.

2.2 By March 31 of each year, the Committee shall assess the extent to which the Company has achieved the Company Performance Criteria for the preceding Plan Year, based on the Company's publicly reported results. The Committee shall exclude the effect of acquisitions, divestitures, changes in accounting principles, and other extraordinary or non-recurring events which occurred during the Plan Year when assessing the extent to which the Company has achieved the Company Performance Criteria for such Plan Year, but only if such exclusion would enhance the Company's performance relative to the Company Performance Criteria. The exclusion authorized by the preceding sentence shall only apply to the extent it is consistent with IRC Section 162(m)(4)(C) and the related regulations described above. The Committee shall then determine each Participant's Bonus Award based upon the terms described in paragraph 2.1 above. The Committee, however, has the discretion to reduce the amount of a Participant's Bonus Award determined under the preceding sentence. The Committee's determination shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above. No Participant shall receive a Bonus Award in excess of $3.0 million for any Plan Year for which the Participant is subject to IRC Section 162(m). The committee may exercise discretion in the determination of the Bonus Awards earned under the Plan with respect to participants who are not subject to IRC
Section 162(m).

2.3 If an officer's participation in the Plan becomes effective after January 1 of a Plan Year, the Committee shall establish a prorated Bonus Range for such Participant based on the number of full months remaining in the Plan Year after he or she becomes a Participant. To the extent applicable, the determination of a prorated Bonus Range shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above.

3.   Payment
     -------

3.1 Except as otherwise determined by the Committee and except with respect to Participants who have filed deferral elections pursuant to paragraph 4, all Bonus Awards will be paid in cash as soon as possible following determination of Bonus Awards by the Committee.

3.2 No Participant will be eligible to receive a Bonus Award for a Plan Year unless he or she continues to be employed by the Company through February 1 of the following year except as otherwise determined by the Committee. The Committee's Bonus Award determination with respect to such participant may be determined in the same manner as provided in paragraphs 2.1 and 2.2 above.

4.   Deferral of Payment
     -------------------

Participants may elect to defer payment in accordance with the Baxter International Inc. and Subsidiaries Deferred Compensation Plan.